Exhibit 99.2

www.thorindustries.com FIRST QUARTER 2020 RESULTS

2 Forward Looking Statements This presentation includes certain statements that are “forward looking” statements within the meaning of the U . S . Private Securities Litigation Reform Act of 1995 , Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended . These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks . These forward looking statements are not a guarantee of future performance . We cannot assure you that actual results will not differ materially from our expectations . Factors which could cause materially different results include, among others, raw material and commodity price fluctuations ; raw material, commodity or chassis supply restrictions ; the impact of tariffs on material or other input costs ; the level and magnitude of warranty claims incurred ; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers ; the costs of compliance with governmental regulation ; legal and compliance issues including those that may arise in conjunction with recently completed transactions ; lower consumer confidence and the level of discretionary consumer spending ; interest rate fluctuations ; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers ; restrictive lending practices ; management changes ; the success of new and existing products, services and production facilities ; consumer preferences ; the ability to efficiently utilize existing production facilities ; the pace of acquisitions and the successful closing, integration and financial impact thereof ; the potential loss of existing customers of acquisitions ; our ability to retain key management personnel of acquired companies ; a shortage of necessary personnel for production ; the loss or reduction of sales to key dealers ; disruption of the delivery of units to dealers ; increasing costs for freight and transportation ; asset impairment charges ; equity investment impairment charges ; cost structure changes ; competition ; the impact of potential losses under repurchase or financed receivable agreements ; the potential impact of the strength of the U . S . dollar on international demand for products priced in U . S . dollars ; general economic, market and political conditions in the various countries in which our products are sold ; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are sold ; and changes to our investment and capital allocation strategies or other facets of our strategic plan . Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE ("EHG") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business . These and other risks and uncertainties are discussed more fully in Item 1 A of our Annual Report on Form 10 - K for the year ended July 31 , 2019 . We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this presentation or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law .

3 $2.16 bn net sales NA Motorized 19.3% $ 0.42 bn NA Towables 55.6% $ 1.20 bn Other $0.05 bn 2.3% European 22.8% $ 0.49 bn ∼ $500 mm reduction of EHG acquisition - related debt to date (2) 1. 1 Q FY 2020 results include ongoing amortization expense of $ 12 . 7 mm and interest expense of $ 27 . 0 mm incurred as a result of the acquisition of the Erwin Hymer Group ("EHG"), which, in aggregate, impacted first quarter results by $ 0 . 58 per diluted share . 2. Since acquisition of EHG on February 1 , 2019 . $0.92 diluted EPS (1) 14.3% gross margin Financial Highlights First Quarter Fiscal Year 2020

4 Improved Margins Continue into First Quarter of FY20 Improved margins are primarily driven by the implementation of key strategic initiatives that led to reductions in material, labor and warranty cost percentages and a favorable shift in product mix in the North American towable segment, our largest segment 22.9% Increase in Net Sales Net sales increased 22 . 9 % to $ 2 . 16 billion in the first quarter, including the addition of $ 493 . 0 million of EHG sales 250 bps Improvement in Gross Margin Gross margin improved to 14 . 3 % in the first quarter of fiscal 2020 from 11 . 8 % in the prior - year period

5 Inventory Rationalization Nearing Completion North American Independent Dealer Inventory As of October 31, 2019 the level of North American independent dealer inventory of Thor products was approximately 101,500 units, a 22.8% decrease compared to the prior year, indicative that the inventory rationalization is nearing completion North American Independent Dealer Inventory of Thor Products 2020 Likely to Remain Flat Barring a significant macroeconomic impact, we expect North American markets to remain relatively flat, or decline modestly, during calendar 2020 101,500 131,500 125,400 99,100 (22.8)% We expect the independent dealer inventory rationalization to be complete by the end of the calendar year, and believe this process, in both North America and Europe, has largely run its course. Modest Growth Ahead for Europe Independent dealer inventory levels of EHG products in Europe, while somewhat elevated in certain locations, remain generally appropriate for seasonal consumer demand in Europe .

6 Debt Reduction and Inventory Management Term Loan B Debt • Including payments made subsequent to the end of the first quarter, the Company has paid approximately $ 500 million of principal on its acquisition - related debt • Based on our prepayments of the U . S . dollar - denominated tranche of the Term Loan to date, no future quarterly payments are required for the U . S . tranche of the Term Loan prior to maturity Thor Inventory Levels • Management has been focused on strategically improving the balance sheet through seasonal inventory management, among other actions • Thor's North American inventory decreased to $ 473 . 4 million at October 31 , 2019 from $ 565 . 3 million at October 31 , 2018 • Thor's European inventory has decreased approximately $ 151 million, or 25 . 5% , since the acquisition of EHG on February 1 , 2019 * * European balance as of February 1, 2019 acquisition date. *

7 First Quarter 2020 North American Towable Segment $1.20 bn in Net Sales Net sales of travel trailers and fifth wheels decreased by 6 . 8 % and 5 . 1% , respectively, as independent dealers continued to decrease their inventory levels 15.3% Gross Margin Gross margin rose 330 basis points, primarily driven by reduced material, labor and warranty costs as a percent of sales as well as a shift in product mix toward higher - margin units Towables Lead the Way Thor remains atop the North American towable RV retail market with a 45.8% share for the nine months ended September 30, 2019, despite a decrease from its 49.0% share for the same period in 2018 (1) $1.07 bn in Backlog North American Towable backlog increased 4 . 8 % year - over - year as North American independent dealers are returning to more typical seasonal order patterns 1. Source: Statistical Surveys (www.statisticalsurveys.com)

8 $415.9 mm in Net Sales Despite an overall increase in motorized unit sales, fiscal 2020 first quarter net sales decreased by 3 . 6 % compared to the prior year, reflecting a shift in product mix towards lower - priced products First Quarter 2020 North American Motorized Segment 10.8% Gross Margin Gross margin was up 50 basis points in the fiscal first quarter due to improved labor and warranty costs as a percentage of sales, partially offset by the shift in product mix $670.0 mm Backlog North American Motorized backlog decreased approximately $ 70 . 2 million year - over - year, reflecting the shift in dealer order patterns to smaller and more frequent orders #1 in North America Thor maintained the top spot in the North American motorized RV retail market with a 37 . 4 % share for the nine months ended September 30 , 2019 , down from its 40 . 1 % share for the same period in 2018 , as the Company continues to focus on margin management (1) 1. Source: Statistical Surveys (www.statisticalsurveys.com)

9 $493.0 mm in Net Sales European RV segment represents the results of the Erwin Hymer Group ("EHG") First Quarter 2020 European Segment $64.6 mm in Gross Profit Gross profit of $ 64 . 6 million, or 13 . 1 % of net sales . Gross profit margin is historically impacted in the fiscal first quarter by reduced fixed cost absorption from seasonally lower first quarter sales levels $1.29 bn in Backlog EHG's backlog is reflective of current, seasonal levels of demand within the European market Other 14.8% $ 72.7 mm Campervan 15.7% $ 77.6 mm Caravans 12.4% $ 61.0 mm Motorcaravan 57.1% $ 281.7 mm Strongly Positioned in Europe For the nine - month period ended September 30 , 2019 , EHG's European RV retail market share was approximately 25 . 8 % for motorcaravans and campervans combined and approximately 21 . 0 % for caravans as compared to 26 . 1 % and 21 . 4% , respectively, as of September 30 , 2018 (1) 1. Based on data from the European Caravan Federation (ECF), 2018 and 2019 calendar YTD through September; European retail registration data available at www.CIVD.de

10 Quarter Highlights 2025 GOALS $14bn NET SALES 16% GROSS MARGIN $3bn+ NET CASH FLOW (cumulative) How We Will Get There • Organic growth • New product introductions • Acquisitions • Focus on operating excellence and decreasing costs • Achieve purchasing savings • Improve quality and lower warranty expense Our cash priorities : • fund operations, • pay down our acquisition - related debt, • continue our regular dividend, • and consider opportunistic share repurchases The 2019 Thor Dealer Open House. Right: Martin Brandt, Peter Orthwein and Bob Martin in the EHG display. Dealer optimism is strong and we have received excellent feedback from our September Open House in Elkhart, Indiana, as well as from industry wholesale and retail shows in the United States, Germany and across Europe. INVESTOR DAY Investors and analysts from across North America and Europe attended our 2019 Investor Day at Erwin Hymer Group's headquarters in Germany, and gained insight into all aspects of EHG, how Thor plans to integrate EHG into the Thor family, and the various value - creation opportunities this important acquisition presents.    To see the Investor Day presentations, please visit:   https://www.youtube.com/watch?time_continue=5&v=uvZIXZkYLTM&feature=emb_logo DEALER SHOWS The 2019 Caravan Salon in Duesseldorf, Germany.

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12 Calendar Year YTD September 2017 2018 2018 2019 Industry Retail Registrations (1) 471,100 units 487,893 units 413,412 units 380,942 units +13.2% +3.6% +6.0% (7.9)% Industry Wholesale Shipments (2) 504,599 units 483,672 units 378,718 units 309,938 units +17.2% (4.1)% +0.2% (18.2)% RV Industry Overview — North America Seasonal Shipment Patterns RV Industry Demand Consumer Confidence vs. RV Retail Registrations 1. Source: Statistical Surveys, Inc., U.S. and Canada 2. Source: Recreation Vehicle Industry Association 3. Source: The Conference Board, Consumer Confidence Survey ® Note : 2019 represented above includes the trailing twelve months of registrations ended September We believe that retail demand is the key to continued growth in the North American RV industry, and that annual North American RV industry wholesale shipments will generally be at parity with retail sales once dealer inventory levels are at normalized levels, which we anticipate will be the case during calendar 2020

13 RV Industry Overview — North America RV Wholesale Market Trends (Units 000's) Towable RV Wholesale Market Trends (Units 000's) YTD Shipments (Units) Sept. 2019 Sept. 2018 Unit Change % Change 309,938 378,718 (68,780) (18.2)% YTD Shipments (Units) Sept. 2019 Sept. 2018 Unit Change % Change 273,629 333,253 (59,624) (17.9)% Motorized RV Wholesale Market Trends (Units 000's) YTD Shipments (Units) Sept. 2019 Sept. 2018 Unit Change % Change 36,309 45,465 (9,156) (20.1)% Historical Data: Recreation Vehicle Industry Association (RVIA) (e) Calendar years 2019 and 2020 represent most recent RVIA estimate as of Winter RV Roadsigns, published in December 2019 5 - year CAGR: 8.5% 5 - year CAGR: 8.5% 5 - year CAGR: 8.5%

RV Industry Overview — Europe

Third Quarter Registrations

European Industry Unit Registrations by Country [1]

Country	Caravans			Motorcaravans			Total		
	YTD Sept. 30,		%	YTD Sept. 30,		%	YTD Sept. 30,		%
	2019	2018	Change	2019	2018	Change	2019	2018	Change
Germany	23,769	21,523	10.4 %	47,543	41,036	15.9 %	71,312	62,559	14.0 %
U.K.	14,975	15,499	(3.4) %	12,988	12,419	4.6 %	27,963	27,918	0.2 %
France	5,840	6,084	(4.0) %	20,799	20,445	1.7 %	26,639	26,529	0.4 %
Spain	2,025	1,539	31.6 %	5,006	3,953	26.6 %	7,031	5,492	28.0 %
Netherlands	6,235	5,982	4.2 %	1,914	1,856	3.1 %	8,149	7,838	4.0 %
Italy	682	687	(0.7) %	5,206	5,187	0.4 %	5,888	5,874	0.2 %
Belgium	1,086	1,061	2.4 %	4,490	4,092	9.7 %	5,576	5,153	8.2 %
Switzerland	1,400	1,456	(3.8) %	4,712	3,979	18.4 %	6,112	5,435	12.5 %
Sweden	2,891	2,974	(2.8) %	3,490	6,854	(49.1) %	6,381	9,828	(35.1) %
All Others	7,912	7,599	4.1 %	9,002	8,834	1.9 %	16,914	16,433	2.9 %
Total	**66,815**	**64,404**	**3.7 %**	**115,150**	**108,655**	**6.0 %**	**181,965**	**173,059**	**5.1 %**

- The Company monitors retail trends in the European RV market as reported by the European Caravan Federation ("ECF"), whose industry data is reported to the public quarterly, typically issued on a one-to-two month lag, is continually updated and is often impacted by delays in reporting by various countries
- Year-to-date comparisons of registrations would not necessarily be indicative of the results expected for a full year
- Industry wholesale shipment data for the European RV market is not available

Comparison of New Vehicle Registrations by Continent (Units 000's) [1] [2]



1989: 207 / 168
1990: 201 / 144
1991: 192 / 141
1992: 170 / 162
1993: 151 / 182
1994: 146 / 217
1995: 138 / 222
1996: 135 / 219
1997: 140 / 220
1998: 143 / 253
1999: 152 / 272
2000: 162 / 274
2001: 166 / 251
2002: 174 / 274
2003: 182 / 292
2004: 198 / 324
2005: 203 / 320
2006: 210 / 310
2007: 208 / 366
2008: 189 / 289
2009: 154 / 206
2010: 150 / 228
2011: 156 / 247
2012: 147 / 264
2013: 137 / 304
2014: 140 / 333
2015: 152 / 376
2016: 168 / 416
2017: 190 / 471
2018: 203 / 488
Europe
North America

THO LISTED NYSE

1. Source: European Caravan Federation (ECF), 2018 and 2019 calendar YTD through September; European retail registration data available at www.CIVD.de
2. Source: Statistical Surveys (www.statisticalsurveys.com)

THOR Go Everywhere. Stay Anywhere.

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www.thorindustries.com CONTACT: Investor Relations Mark Trinske Vice President of Investor Relations mtrinske@thorindustries.com (574) 970 - 7912